MALLESONS STEPHEN JAQUES

Shareholders Agreement

Dated

Sino Gas Construction Limited ("**Company**")

Sino Gas International Holdings Inc.("**Sinogas Shareholder**")

AMP Capital Asian Giants Infrastructure Fund ("**AGIF**")

Mallesons Stephen Jaques
37th Floor Two International Finance Centre
8 Finance Street
Central Hong Kong
T +852 3443 1000
F +852 3443 1299
www.mallesons.com

Shareholders Agreement
Contents

1	**Interpretation**	**1**
1.1	Definitions	1
1.2	General interpretation	13
1.3	Next day	14
1.4	Next Business Day	14
1.5	Headings	14
2	**Objectives**	**14**
3	**Effectiveness of agreement**	**15**
3.1	Effectiveness of agreement	15
3.2	Effect of termination	15
4	**Board composition and governance**	**15**
4.1	Maximum number of Directors	15
4.2	Board composition and appointment of Directors	15
4.3	Removal and replacement of Directors	15
4.4	Manner for appointment and removal	16
4.5	Initial Directors	16
4.6	Chairperson	16
4.7	Duties of Directors	16
4.8	Fees and Expenses of Directors	16
4.9	Board procedures	17
4.10	Number of Subsidiary Directors	17
4.11	Appointment and removal of Subsidiary Directors	17
5	**Board and management control**	**17**
5.1	Role of the Board	17
5.2	Day-to-day management	17
5.3	Appointment, removal and replacement of General Manager	18
6	**Decision making**	**18**
6.1	Shareholders meetings and resolutions	18
6.2	Matters requiring unanimous Board approval	18
6.3	Matters requiring approval by Required Directors Resolution	19
7	**Qujing Gas**	**20**
7.1	Board composition and governance of Qujing Gas	20
7.2	Appointment of Qujing Gas Directors	21
7.3	Voting of Qujing Gas Directors	22
7.4	Notice of meetings of Qujing Gas board of directors	22
7.5	Directors and Officers Insurance for Qujing Gas	22
7.6	Dispute Resolution in relation to Qujing Gas	22
8	**Undertakings by Company and Sinogas Shareholder**	**23**
8.1	Matters listed in Schedule 3	23
8.2	Disposal of Kunming Interests	23

9	**Giving effect to agreement**	**23**
10	**Business Plan and Budget**	**24**
10.1	Initial Business Plan and Budget	24
10.2	Subsequent draft Business Plans and Budgets	24
10.3	Approval of Budget	24
10.4	Failure to approve Business Plan or Budget	25
10.5	Board review of Budget and Business Plan	25
11	**Reporting obligations**	**25**
11.1	Financial Year	25
11.2	Accounts	25
11.3	Delivery of information	25
11.4	Access	25
11.5	Remedies of a Shareholder	26
11.6	Deemed delivery	26
11.7	Distribution of information by Directors and Shareholders	26
11.8	Obligation to keep confidential	27
12	**Dividend and distributions policy**	**27**
13	**Taxation**	**27**
13.1	Tax	27
13.2	Qujing Gas	27
14	**Equity fundraising**	**27**
14.1	Additional funding requirements	27
14.2	Further Issue of Shares	27
14.3	Number of Securities offered to Invited Shareholders	28
14.4	Subscription Notice	28
14.5	Acceptance of offer	28
14.6	Subscription	28
14.7	Rejection	28
14.8	Acknowledgement	29
14.9	Second Round Offer	29
14.10	Subsequent Rounds	29
14.11	Variation of time periods	29
14.12	Withdrawal of offer	29
14.13	Excluded Offers	30
15	**No Encumbrances without consent**	**30**
16	**Permitted Transfers**	**30**
16.1	Transfer to Related Entities and Affiliates	30
16.2	Further Transfer by associates	30
16.3	No Trigger	30
17	**Pre-emptive Rights**	**31**
17.1	Notice of Proposed Transfer	31
17.2	No withdrawal	31
17.3	Pre-emption	31
17.4	Notice of intention to purchase	31

17.5	Allocation of Transfer Shares where surplus	32
17.6	Allocation of Transfer Shares where no surplus	32
17.7	Allocation of fractional interests	33
17.8	Notice of allocation	33
18	**Tag along rights**	**33**
18.1	Tag Along Rights	33
18.2	Exercise of Tag Along Right	33
18.3	Seller and Proposed Purchaser to complete	33
18.4	No other obligations	33
19	**Minority Interests**	**34**
19.1	Offer to purchase Shares	34
19.2	Limited Warranties	34
19.3	Pre-emptive rights do not apply	34
20	**Shareholder default**	**34**
20.1	Compulsory Transfer	34
20.2	Procedure	34
21	**Put Option**	**34**
21.1	Grant of Put Option	34
21.2	Exercise of Put Option	35
21.3	Obligation to acquire	35
21.4	Failure to acquire	35
21.5	No restriction on transfer	35
21.6	Survival of Put Option	35
22	**Determination of Fair Market Value and Option Price**	**35**
22.1	Fair Market Value	35
22.2	Option Price	36
22.3	Determination by Board	36
22.4	Referral to Valuer	36
22.5	Appointment of Valuer	36
22.6	Valuation principles	37
22.7	Procedure etc	37
22.8	Valuer's certificate	37
22.9	Accounting for differences in value	37
22.10	Certificates Final and Binding	38
22.11	Cost of Valuer	38
22.12	Provision of information	38
23	**New Investors**	**38**
23.1	Accession Agreement	38
23.2	Acceptance Criteria for New Investors	38
23.3	Permitted Transfers by AGIF exempted	39
24	**Settlement of Transfers**	**39**
24.1	Application of this clause	39
24.2	Binding agreement	39
24.3	Relevant Time	39
24.4	Consent to transfer	39
24.5	Procedure for completion	39
24.6	Company agent to receive Sale Price	40

24.7	Registration of transfer	40
24.8	Power of Attorney	40
24.9	Change of name	40
25	**Equitable relief**	**41**
26	**Confidential Information**	**41**
26.1	Disclosure of Confidential Information	41
26.2	Disclosure by recipient of Confidential Information	41
26.3	Use of Confidential Information	42
26.4	Excluded Information	42
26.5	Prior notification of disclosure to stock exchange	42
26.6	Announcements or releases	42
26.7	Obligations of Shareholders	42
26.8	Obligations continue	42
27	**Exclusivity and non compete arrangements**	**42**
27.1	Restraint	42
27.2	Exclusivity arrangements	43
27.3	Geographical application of restrictions	43
27.4	Deletion of restrictions	43
27.5	Severance	43
27.6	Exceptions	43
27.7	Acknowledgment	43
27.8	Exceptions - opportunity rejected	44
27.9	Period of Restraints	44
28	**Representations and warranties**	**44**
28.1	Representations and warranties	44
28.2	Continuing obligation	45
29	**Term**	**45**
29.1	Commencement	45
29.2	Certain provisions continue	45
30	**Governing Law and Settlement of Disputes**	**45**
30.1	Governing law	45
30.2	Reasonable endeavours	45
30.3	Meeting	45
30.4	Reference to arbitration	46
30.5	Arbitration rules	46
30.6	Language of proceedings	46
30.7	Place of arbitration	46
30.8	Constitution of the arbitral tribunal	46
30.9	Qualifications of arbitrators	46
30.10	Arbitration award to be final and binding	47
30.11	Enforcement of arbitration awards	47
31	**Notices and other communications**	**47**
31.1	Form - all communications	47
31.2	Electronic Communication	47
31.3	Delivery	47

32	**General**	**48**
32.1	Discretion in exercising rights	48
32.2	Partial exercising of rights	48
32.3	No liability for loss	48
32.4	Approvals and consents	48
32.5	Assignment	48
32.6	Remedies cumulative	49
32.7	Variation	49
32.8	Waiver	49
32.9	No merger	49
32.10	Indemnities	49
32.11	Further steps	49
32.12	Construction	49
32.13	Costs	50
32.14	Supervening legislation	50
32.15	Entire agreement	50
32.16	Counterparts	50
32.17	Inconsistency	50
32.18	Relationship of Shareholders	50
Schedule 1 - Initial parties		**51**
Schedule 2 - Board procedures (clause 4)		**52**
Schedule 3 - Company undertakings (clause 7)		**55**
Schedule 4 - Reporting obligations		**56**
Schedule 5 - Accession Agreement		**59**
Schedule 6 - Fair Market Value		**62**
Signing page		**63**

Shareholders Agreement

THIS AGREEMENT is made on 17 December 2010

BETWEEN:

(1) **SINO GAS CONSTRUCTION LIMITED**(Company Number 1378937), a company incorporated in British Virgin Islands and having its registered office at Portcullis TrustNet Chambers, P.O. Box 3444 Road Town, Tortola, British Virgin Islands(“**Company**”);

(2) **SINO GAS INTERNATIONAL HOLDINGS INC.**, a company incorporated in the United States and having its registered office at The Farmhouse 558 Lime Rock Rd Lakeville, CT 06039 United States of America (“**Sinogas Inc**”); and

(3) **AMP CAPITAL ASIAN GIANTS INFRASTRUCTURE FUND**, , a company incorporated in Mauritius with licence number C107003825 and having its registered address at IFS Court, Twenty Eight, Cybercity, Ebene, Mauritius (“**AGIF**”).

RECITALS

A With effect on and from the Completion Date, the business of the Company is to hold an equity interest of 39% of the registered capital of Quijing City Fuel Gas Co., Limited, and its objectives are listed in clause 2.

B With effect on and from the Completion Date, the issued share capital of the Company will be 98,039 Shares, held by the Shareholders as follows:

Sinogas Inc – 50,000 Shares

AGIF – 48,039 Shares.

C The parties have agreed to finance, manage and control the Company on the terms set out in this agreement.

THE PARTIES AGREE as follows:

1 Interpretation

1.1 Definitions

These meanings apply unless the contrary intention appears:

Acceptance Criteria means the criteria for new investors set out in clause 23.2.

Accepting Shareholder has the meaning given in clause 17.4.

Accession Agreement means an agreement in the form of schedule 5.

Affiliate means with respect to any Person, any other Person which, directly or indirectly, Controls, is Controlled by, or is under common Control with, such first Person.

AGIF means AMP Capital Asian Giants Infrastructure Fund, and includes any associate to whom AGIF transfers its Shares as permitted under this agreement.

AGIF Director has the meaning given in clause 4.2(b).

Asset Sale means the sale of the whole or substantially the whole of the assets of the Company whether in a single transaction or a series of related transactions.

Auditor means the Company's auditor from time to time.

Board means the board of directors of the Company as constituted from time to time.

Budget means the budget adopted under clause 10 which projects the income, expenses and profits (both on revenue and capital account) and cash flow of the Company based on its position at the commencement of the financial year and the projected operations under the Business Plan.

Business means the Company's investment in Qujing Gas and any other business the Board approves from time to time in accordance with this agreement.

Business Day means a day other than a Saturday, Sunday or a general holiday (as defined in the General Holidays Ordinance (Cap 149 of the Laws of Hong Kong)).

Business Plan means the one year business plan for the Company and the Business prepared under clause 10.

BVI means the British Virgin Islands.

BVI Accounting Standards means the Generally Accepted Accounting Principles in BVI (**BVI GAAP**) and, to the extent that any matter is not covered by them, BVI GAAP applicable from time to time in BVI for companies similar to the Company, consistently applied.

Calculation Time means, in relation to a Drag Along Notice, Compulsory Transfer Notice or Option Exercise Notice, 5pm on the date which is 10 Business Days after the date on which the Drag Along Notice, Compulsory Transfer Notice or Option Exercise Notice (as relevant) was given.

Cashflows means the amounts paid and received by AGIF in respect of the Put Option Shares, including (without double counting):

(a) all cash outflows including:

(i) the sums paid by AGIF to subscribe for or acquire the Put Option Shares;

(ii) the principal payments advanced by AGIF pursuant to any shareholder loan agreements with the Company; and

(iii) any verified third party costs incurred directly, or anticipated to be incurred directly by AGIF in relation to its investments in the Company,

(together, "**Negative Cashflows**"); and

(b) as cash inflows, the amounts received by AGIF prior to, and the amounts anticipated to be received by AGIF in respect of, the exercise of the Put Option, including:

(i) amounts that relate to the Shares which are the subject of the Option Exercise Notice, including redemptions, dividends and other distributions; and

(ii) amounts that relate to shareholder loan agreements between AGIF and the Company,

(together, "**Positive Cashflows**"),

in each case calculated after the effect of any tax payable by AGIF on the Negative Cashflows and Positive Cashflows.

Chairperson means the Person appointed as Chairperson under clause 4.6 of this agreement.

Change in Control means, in relation to a Sinogas Shareholder:

(a) a change in Control of more than half of the voting rights attached to the shares in the Sinogas Shareholder; or

(b) a change in Control of more than half of the issued share capital of the Sinogas Shareholder (excluding any part which carries no right to participate beyond a specified amount in the distribution of either profit or capital); or

(c) any event which results in the persons who directly or indirectly have the capacity to Control the Sinogas Shareholder, at a particular time, not being the same as the persons who had that capacity immediately before that time.

CIETAC means the China International Economic and Trade Arbitration Commission.

Claim means any allegation, debt, cause of action, liability, claim, proceeding, suit or demand of any nature howsoever arising and whether

present or future, fixed or unascertained, actual or contingent whether at law, in equity, under statute or otherwise.

Completion means completion of the Subscription Agreement.

Completion Date has the meaning given to that term in the Subscription Agreement.

Confidential Information means all confidential, non-public or proprietary information regardless of how the information is stored or delivered, exchanged between the parties before, on or after the date of this agreement relating to the business, technology or other affairs of the Company or the Shareholders including:

(a) the terms of this agreement; and

(b) all trade secrets, business plans, financial, marketing, systems, technology, ideas, concepts, know how, techniques, designs, specifications, blueprints, tracings, diagrams, models, functions, capabilities and designs (including without limitation, computer software, manufacturing processes or other information embodied in drawings or specifications), intellectual property or any other information which is indicated to be subject to an obligation of confidence, owned or used by or licensed to the Company.

Control means:

(a) the ability to determine the composition of the board of directors (or similar body or person) of the entity;

(b) the ability to cause the board of directors (or similar body or person) of the entity to act in accordance with the instruction, directions or wishes of a person; or

(c) holding or owning (alone or with its associates or Affiliates):

(i) the majority of the issued voting shares of the entity;

(ii) the majority of the issued voting shares or other voting interests of the ultimate holding company of the entity;

(iii) the majority of any securities or other rights granted by the entity entitling holders to distributions based on the profits, earnings or net liquidation proceeds of the body corporate.

Defaulting Shareholder means, in respect of an Event of Default, the Shareholder in respect of whom that Event of Default occurred.

Directors means all or some of the directors of the Company from time to time, and includes any alternate director duly appointed and acting as a director.

Dispute means a dispute other than a dispute for which an alternative means of resolution has been provided for under this agreement but including any question regarding its existence, breach, validity or termination.

Drag Along Notice has the meaning given in clause 19.1(a).

Effective Date means the date referred to in clause 3.1(a).

Encumbrance means any mortgage, lien, charge, pledge, assignment by way of security, security interest, title retention, preferential right or trust arrangement, Claim, covenant, profit a prendre, easement or any other security arrangement or any other arrangement having the same effect.

Equity Securities means Shares and any other shares, options, warrants or other securities convertible into Shares.

Event of Default means the occurrence of any of the events specified below in relation to a Shareholder (in each case the **Defaulting Shareholder**):

(a) the Defaulting Shareholder breaches a representation or warranty or a material obligation under this agreement and, if the breach is capable of remedy, the breach is not remedied within twenty (20) Business Days after written notice from any non-defaulting shareholder to do so;

(b) the Defaulting Shareholder ceases or threatens to cease to carry on business;

(c) the Defaulting Shareholder is prohibited from being a shareholder in the Company by a change in any law;

(d) an administrator is appointed or a resolution is passed or any steps are taken to appoint, or to pass a resolution to appoint, an administrator to the Defaulting Shareholder;

(e) a Defaulting Shareholder becomes insolvent; or

(f) in relation to the Sinogas Shareholders only, a Change in Control of the Defaulting Shareholder occurs without the consent of AGIF.

Excluded Information means Confidential Information which:

(a) is in, or becomes part of, the public domain other than through breach of this agreement or an obligation of confidentiality on the party; or

(b) a party can prove by contemporaneous written documentation was already known to it at the time of disclosure by the Company or a Shareholder (unless such knowledge arose from disclosure of information in breach of an obligation of confidentiality); or

(c) a party acquires from a source other than the Company or a Shareholder where the source is entitled to disclose it.

Excluded Issue means:

(a) Shares issued upon exercise of any conversion rights under any option, note or other convertible Equity Security;

(b) Equity Securities issued in connection with share splits or the issue of dividends;

(c) Equity Securities issued as part of an IPO;

(d) Equity Securities issued in consideration of an acquisition by a Group Company of assets or securities in another company from an entity which is not an associate of any holder of Equity Securities; or

(e) Equity Securities issued in conjunction with a strategic alliance or commercial arrangement entered with a third person who is not an associate of any holder of Equity Securities.

Exit Event means an Asset Sale, Share Sale or IPO, or any other event or series of events which the Board by a Required Directors Resolution declares to be an Exit Event, which together have the effect of allowing a realisation of all the Shares in the Company (but for the avoidance of doubt, transfer to an Permitted Transferee is not an Exit Event).

Fair Market Value means an amount determined in accordance with clause 22.1.

Financial Year means the 12 month period ending on 31 December, or such other date as the Directors may determine in accordance with clause 11.1.

General Manager means the Person appointed as "General Manager" of the Company from time to time.

Government Agency means any governmental, semi-governmental, administrative, fiscal, judicial or quasi-judicial body, department, commission, authority, tribunal, agency or entity.

Group means the Company and each of its Related Bodies Corporate from time to time.

Group Member means a member of the Group from time to time.

HKIAC means the Hong Kong International Arbitration Centre.

Hong Kong means the Hong Kong Special Administrative Region of the People's Republic of China.

A person is **Insolvent**:

(a) where the person is a body corporate, if:

(i) an order is made or an effective resolution has been passed for it to be wound up or dissolved without winding up (other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other parties to this agreement);

(ii) an order is made or an effective resolution has been passed for it to be wound up or dissolved without winding up (other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other parties to this agreement);

(iii) a receiver, receiver and manager, administrative receiver, judicial manager, liquidator, provisional liquidator, liquidation committee, official manager, administrator, trustee or other like official has been appointed (whether by a court or privately) over the whole or any material part of its undertaking or property;

(iv) any distress, execution, sequestration or other similar process has been levied or enforced upon or sued out against the whole or any material part of its property and has remained undischarged for a continuous period of more than 30 days;

(v) it is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other parties to this agreement);

(vi) an application or order has been made (and in the case of an application, it is not stayed, withdrawn or dismissed within 30 days), any notice given, resolution passed, proposal put forward, or any other action taken, which is preparatory to or could result in any of (a)(i) to (iv) above;

(vii) it has made an assignment for the benefit of its creditors (including a class of creditors) generally;

(viii) it is unable or admits inability to pay its debts when they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with a creditor or any of its creditors generally to reschedule any or all of its indebtedness; or

(ix) a situation substantially similar to any of those in (a)(i) to (viii) occurs in connection with that person under the law of any jurisdiction,

(b) where the person is a natural person, if:

(i) that person is unable to pay his or her debts as and when they fall due;

(ii) an application and filing for bankruptcy is being made in respect of that person;

(iii) that person has failed to comply with a bankruptcy notice or other like statutory demand requiring him or her to pay a debt

or to secure or compound the debt for the satisfaction of a creditor;

(iv) that person is not an undischarged bankrupt;

(v) a receiver, or receiver and manager, trustee for creditors or trustee in bankruptcy or analogous person being appointed over that person's assets or undertakings or any of them; or

(vi) something having a substantially similar effect to (b)(i) to (v) happens in connection with that person under the law of any jurisdiction.

Invited Shareholder has the meaning given in clause 14.2.

Involved includes direct or indirect involvement as a principal, agent, partner, employee, shareholder, unitholder, director, trustee, beneficiary, manager, consultant, adviser or financier.

IPO means an initial public offering of the Shares in conjunction with a listing or quotation of the Shares on a recognised stock exchange.

IRR means the annual percentage rate which, when applied as a discount rate to the Cashflows generated in respect of the Put Option Shares up to the Calculation Time, gives a net present value of zero for those Cashflows.

IRR Adjusted Value means, in relation to the Put Option Shares, an amount equal to the Cashflows generated in respect of the Put Option Shares up to the Calculation Time, escalated to reflect an IRR of 17%.

Key Director has the meaning given in clause 7.1(b).

Majority Shareholder has the meaning given in clause 19.1(a).

Manager means AMP Capital Investors Limited (Australian Business Number 59 001 777 591) acting on behalf of AGIF as manager.

Material Form includes any form (whether visible or not) of storage from which reproductions can be made.

Memorandum and Articles means the memorandum and articles of association of the Company, as amended or replaced from time to time.

Minority Shareholder has the meaning given in clause19.1.

New Project has the meaning given in clause 27.1.

New Shares has the meaning given in clause 14.1.

Non Defaulting Shareholder has the meaning given in clause 20.1.

Option Exercise Notice has the meaning given in clause 21.2.

Option Exercise Period has the meaning given in clause 21.2.

Option Price has the meaning given in clause 22.2.

Permitted Transfer means a Transfer referred to in clause 16.

Permitted Transferee means a Person to whom a Permitted Transfer may be made, as referred to in clause 16.

Person includes a reference to any individual, company, corporation, enterprise or other economic organisation, Government Agency or any joint venture, partnership, trust, firm or association (whether or not having separate legal personality) and a reference to that Person's successors and permitted assigns.

PRC means the People's Republic of China.

PRC Accounting Standards means the Generally Accepted Accounting Principles in the PRC (**PRC GAAP**) and, to the extent that any matter is not covered by them, PRC GAAP applicable from time to time in the PRC for companies similar to Qujing Gas, consistently applied.

Pre-emptive Offer has the meaning given in clause 14.3.

Project means the financing, construction and operation of a gas distribution network in Qujing City and adjacent areas in the Yunnan Province by Qujing Gas, in accordance with the "Qujing City Downtown Area Piped Fuel Gas Concession Agreement" (《曲靖市中心城区管道燃气特许经营协议》) dated 5 June 2009 between Qujing Gas and the People's Government of Qujing City.

Proposed Purchaser has the meaning given in clause 17.1(b).

Proposed Transferee means:

(a) in relation to a Compulsory Transfer Notice, the Non-Defaulting Shareholders;

(b) in relation to a Drag Along Notice, the Majority Shareholders; and

(c) in relation to an Option Exercise Notice, Sinogas Inc.

Proposed Transferor means:

(a) in relation to a Compulsory Transfer Notice, the Defaulting Shareholder;

(b) in relation to a Drag Along Notice, the Minority Shareholder; and

(c) in relation to an Option Exercise Notice, AGIF.

Put Option has the meaning given in clause 21.1.

Put Option Shares means the Shares which are the subject of an Option Exercise Notice.

Qujing Gas means Qujing City Fuel Gas Co., Limited ("曲靖市燃气有限公司") a limited company incorporated under the laws of PRC and having its registered address at 5F Xi Yuan Fan Dian, No2 Yuan Lin Rd., Qujing City, Yunnan, China.

Qujing Gas Articles of Association means the Articles of Association of Qujing Gas.

Qujing Gas Directors means the people appointed to act as directors of Qujing Gas from time to time by the Company in accordance with this agreement and Qujing Gas Articles of Association.

Qujing Gas Joint Venture Contract means the Joint Venture Contract dated 31 August 2010 between the Company, Yunnan Provincial Investment Holding Group Co., Ltd. and Qujing Municipal Investment Co., Ltd., as varied or amended from time to time.

Records means originals and copies, in any Material Form of all books, files, reports, records, correspondence, documents and other material of or relating to or used in connection with the Company and includes:

(a) minute books, statutory books and registers, books of account and copies of taxation returns;

(b) sales literature, market research reports, brochures and other promotional material (including printing blocks, negatives, sound tracks and associated material);

(c) all sales and purchasing records, contracts, designs and working papers;

(d) spreadsheets, financial models and other business, financial or technical tools, records and documents;

(e) all trading and financial records; and

(f) lists of all regular suppliers and customers.

Related Body Corporate means in respect of a body corporate:

(a) a holding company of that body corporate;

(b) a subsidiary of that body corporate; or

(c) a subsidiary of a holding company of that body corporate.

Related Party of a Person means:

(a) an Affiliate of that Person;

(b) if the Person is Controlled by an entity that is not a body corporate, each of the persons making up the entity in Control;

(c) a director or secretary of that Person or its Affiliate;

(d) a spouse or de facto spouse of a director of that Person or its Affiliate;

(e) a parent and child (including adopted child) of:

(i) a director;

(ii) a spouse or de facto spouse of a director; or

(iii) a Person referred to in paragraph (b); or

(f) an entity Controlled by any one of the Persons referred to in paragraphs (b) to (e).

Related Party Matter means a Group Member entering into, terminating, amending, varying or taking enforcement action under any agreement or arrangement with a Shareholder or a Related Party of a Shareholder, and for the purposes of this definition "Group Member" includes Qujing Gas.

Representative of a party includes an employee, agent, officer, director, auditor, adviser, partner, consultant, joint venturer or sub-contractor of that party.

Required Directors' Resolution[1] means a resolution of the Directors which is approved by the Directors present and voting (who are not disqualified from voting on that resolution) who between them hold more than one half of the total number of votes that may be exercised by all of the Directors who are not disqualified from voting on that resolution and who are present and voting on that resolution, which majority must include at least one AGIF Director.

Respective Proportion means:

(a) when used in relation to all Shareholders, the proportions which their respective Shareholdings bear to all of the issued Shares (calculated on the basis and assumption that all Equity Securities held by the Shareholder convertible into Shares have been converted in full into Shares); or

(b) when used in relation to less than all the Shareholders, the proportions which their respective Shareholdings bear to their aggregate Shareholdings.

Restraint means the prohibitions and restraints contained in clause 27.1.

Second Round Offer has the meaning given in clause 14.9.

Second Round Shares has the meaning given in clause 14.9.

Secretary means any person appointed as the company secretary of the Company from time to time.

---

[1] Check the Company's M&A and amend if necessary.

Seller has the meaning given in clause 17.1.

Senior Officer has the meaning given in clause 5.2(b).

Settlement means completion of the sale and purchase of Equity Securities under this agreement.

Settlement Date means the date on which a transfer of Equity Securities under this agreement is required to Settle.

Share means a fully paid ordinary share of par value US$1.00 in the capital of the Company.

Shareholder means a registered holder of Shares.

Shareholding means the total number of Shares held by a Shareholder as a percentage of the total number of issued Shares at the relevant time.

Share Sale means the sale of all or substantially all the Equity Securities of the Company, whether in a single transaction or a series of related transactions.

Shortfall has the meaning given in clause 14.10.

Sinogas Director has the meaning given in clause 4.2(a).

Sinogas Shareholder means Sinogas Inc and such other persons who become parties to this agreement as a "Sinogas Shareholder" from time to time.

Subscribing Shareholder has the meaning given in clause 14.6.

Subscription Agreement means the Subscription Agreement between the Company, AGIF, Sinogas Inc and others dated on or about the date of this agreement.

Subscription Notice has the meaning given in clause 14.4.

Subscription Terms has the meaning given in clause 14.4(c).

Subsidiaries means any and all subsidiaries of the Company, and **Subsidiary** means any one of those bodies corporate.

Subsidiary Director means a director of a Subsidiary from time to time.

Tag Along Right has the meaning given in clause 18.2.

Tag Along Shareholder has the meaning given in clause 18.2.

Transaction Documents means this agreement, the Subscription Agreement and the Guarantee.

Transfer means sell, transfer, assign, swap or otherwise dispose of or deal with any legal or equitable interest in any Equity Securities, and includes taking any steps or attempting to dispose of or deal in any Equity Securities.

Transfer Notice has the meaning given in clause 17.1.

Transfer Shares has the meaning given in clause 17.1(a).

Transferee means a Person who accepts a Transfer of Equity Securities in accordance with the terms of this agreement.

Transferor means a Person who Transfers any Equity Securities in accordance with the terms of this agreement.

Valuer means a valuer appointed in accordance with clause 22.5.

1.2 General interpretation

Unless the contrary intention appears a reference in this agreement to:

(a) **(clauses, annexures and schedules)** a clause, annexure or schedule is a reference to a clause in or annexure or schedule to this agreement;

(b) **(variations or replacement)** a document (including this agreement) includes any variation or replacement of it;

(c) **(reference to statutes)** a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(d) **(law)** law means common law, principles of equity, and laws made by parliament (and laws made by parliament including laws and regulations and other instruments under them, and considerations of any of them);

(e) **(singular includes plural)** the singular includes the plural and vice versa;

(f) **(executors, administrators, successors)** a particular Person includes a reference to the Person's executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(g) **(two or more persons)** an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and each of them individually;

(h) **(jointly and individually)** an agreement, representation or warranty by two or more persons binds them jointly and each of them individually. For the avoidance of doubt, an agreement, representation or warranty of AGIF or any Permitted Transferee of AGIF binds AGIF or the relevant Permitted Transferee individually only;

(i) **(calculation of time)** a period of time dating from a given day or the day of an act or event, is to be calculated exclusive of that day;

(j) **(reference to a day)** a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(k) **(from time to time)** a power, an authority, or a discretion given to the Board, the Directors, the Shareholders or any other Person may be exercised at any time and from time to time;

(l) **(reference to a group of persons)** a group of persons or things is a reference to any two or more of them jointly and to each of them individually;

(m) **(meaning not limited)** the words "include", "including", "for example" or "such as", when introducing an example, do not limit the meaning of the words to which the example relates to that example or examples of a similar kind;

(n) **(time of day)** time is a reference to Hong Kong time;

(o) **(dollars)** US dollars, dollars, US$ or $ is a reference to the lawful currency of the United States, and HK dollars or HK$ is a reference to the lawful currency of Hong Kong.

1.3 Next day

If an act under this agreement to be done by a party on or by a given day is done after 5.30pm on that day, it is taken to be done on the next day.

1.4 Next Business Day

If an event under this agreement must occur on a stipulated day which is not a Business Day then the stipulated day will be taken to be the next Business Day.

1.5 Headings

Headings are inserted for convenience and do not affect the interpretation of this agreement.

2 Objectives

The objectives of the Company are:

(a) to carry on the Business;

(b) to facilitate the development and expansion of the business operated by Qujing Gas in accordance with the Business Plan, through the contribution of capital (subject to the terms of this agreement) and management expertise;

(c) to pursue gas distribution opportunities in other large and medium-sized cities in Yunnan Province; and

(d) to maximise the value of the Company.

3 Effectiveness of agreement

3.1 Effectiveness of agreement

(a) Subject to clause 3.1(b), this agreement comes into effect on and from the Completion Date.

(b) Clauses 2, 3, 26, 28, 30, 31 and 32 come into effect on the date of this agreement.

3.2 Effect of termination

If Completion does not occur by 5.00pm on the Completion Date, then this agreement terminates immediately and in addition to any other rights, powers or remedies provided by law:

(a) each party is released from its obligations to further perform this agreement except the obligation of confidentiality provided for by clause 26; and

(b) each party retains its rights against the other parties in respect of any past breach of this agreement.

4 Board composition and governance

4.1 Maximum number of Directors

The maximum number of Directors will be 5 or such other maximum number as determined by the Board.

4.2 Board composition and appointment of Directors

The Board will consist of:

(a) 3 Directors appointed by the Sinogas Shareholder (each a **Sinogas Director**); and

(b) 2 Directors appointed by AGIF (each an **AGIF Director**).

4.3 Removal and replacement of Directors

Subject to the applicable laws:

(a) the Sinogas Shareholder may remove any Sinogas Director and appoint another Sinogas Director in his/her place at any time and from time to time; and

(b) AGIF may remove any AGIF Director and appoint another AGIF Director in his/her place at any time and from time to time.

4.4 Manner for appointment and removal

Any appointment or removal of a Director under clauses 4.2 or 4.3 respectively, must be by written notice to the Company. The notice takes effect immediately on its receipt by the Company, or at a later time (not exceeding 5 Business Days) specified in the notice.

4.5 Initial Directors

The parties must ensure that, on and with effect from the Completion Date, the Board comprises:

Name of Director	Appointor
A person to be named by Sinogas	Sinogas Shareholder
A person to be named by Sinogas	Sinogas Shareholder
A person to be named by Sinogas	Sinogas Shareholder
A person to be named by AGIF	AGIF
A person to be named by AGIF	AGIF

4.6 Chairperson

(a) With effect from the Completion Date, the initial Chairperson of the Board is Yuchuan Liu.

(b) The Chairperson of the Board is not entitled to a casting vote at any meeting of the Board.

(c) The procedure for appointing a substitute Chairperson is set out in Schedule 2.

4.7 Duties of Directors

Subject to applicable laws, a Director appointed by a particular Shareholder may have regard to, represent and act in the interests of, his/her appointing Shareholder.

4.8 Fees and Expenses of Directors

A Director is not entitled to receive director's fees. A Director is entitled to be reimbursed out of the funds of the Company for reasonable travelling, accommodation and other expenses which the Director incurs when travelling to or from meetings of the Board or when otherwise engaged on the business

of the Company, subject to and in accordance with any policy adopted by the Board from time to time relating to such expenses.

4.9 Board procedures

The procedures for Board meetings and provisions relating to this clause are set out in Schedule 2.

4.10 Number of Subsidiary Directors

The maximum and minimum number of directors of each Subsidiary is, subject to law, as determined by the Board from time to time.

4.11 Appointment and removal of Subsidiary Directors

Each Shareholder (to the extent that they are able to do so) and the Company must procure that the board of directors of each Subsidiary has the same composition as the Board and that the same procedural requirements as are set out in Schedule 2 apply to board meetings of each Subsidiary.

5 Board and management control

5.1 Role of the Board

(a) Subject to the matters requiring Shareholder approval under any applicable laws:

(i) the Board is responsible for the overall direction and management of the Company and each other Group Member and the formulation of the policies to be applied to the Company and the Business; and

(ii) any decision which is not part of the day to day management of the Company must be made at meetings of the Board.

(b) The Board is responsible to ensure that the Business is managed in accordance with the Business Plan, the Budget and the terms of this agreement.

5.2 Day-to-day management

Subject always to the matters requiring Shareholder or Director approval under clause 6, the Company and the Business are to be managed on a day-to-day basis by an appropriately qualified and experienced management team comprising:

(a) the General Manager, to be nominated by the Sinogas Shareholder and AGIF jointly, who will report and be responsible to, and be subject to any lawful direction or delegation from, the Board; and

(b) such other officers as the Board considers reasonably necessary for the day-to-day management of the Company (**Senior Officers**),

in each case in accordance with the Business Plan, the Budget and the terms of this agreement.

5.3 Appointment, removal and replacement of General Manager

(a) On and with effect from the Completion Date, the first General Manager will be a person nominated by Sinogas Inc for that purpose.

(b) The term of office of the General Manager will be 4 years.

(c) The Board may:

(i) appoint, remove and replace the General Manager from time to time, subject to both the Sinogas Shareholder and AGIF having given the Company written notice approving the proposed appointment, removal or replacement;

(ii) subject to clause 5.3(d), delegate any of its powers to the General Manager;

(iii) appoint, remove and replace any Senior Officer; and

(iv) delegate to the Senior Officers functions and authority customarily accorded to such offices as determined from time to time by the Board.

(d) The General Manager may not sign, on behalf of the Company, any document which is legally binding on the Company without the prior written authorisation of the Board.

(e) The General Manager and the Senior Officers must report, and are responsible, to the Board.

6 Decision making

6.1 Shareholders meetings and resolutions

Subject to applicable laws the requirements in relation to shareholder meetings and resolutions are as set out in the Memorandum and Articles.

6.2 Matters requiring unanimous Board approval

Any resolution on the following matters will not be passed unless all the Directors (or their alternates, if applicable) attending a duly constituted and convened Board meeting, have unanimously voted in favour of the matter in question:

(a) amendment to the Memorandum and Articles of the Company;

(b) the termination, liquidation or dissolution of the Company;

(c) the issue, increase, decrease or transfer of the registered capital or any other form of funding of the Company or change to the capital structure of the Company;

(d) merger with another organization, reorganization, reconstruction or other change of the corporate form of the Company;

(e) lending, borrowing or the creation of any Encumbrance on any property, business or assets of the Company;

(f) any re-capitalization, spin-off, liquidation, voluntary winding-up or other dissolution, or the filing of any bankruptcy proceeding, liquidation, winding up or dissolution of the Company; and

(g) a change in the nature of the business of the Company.

The parties acknowledge that this clause 6.2 is not intended to override any provision of BVI law which requires shareholder approval to be given to any resolution on any of the matters referred to in this clause 6.2.

6.3 Matters requiring approval by Required Directors Resolution

Any resolution on the following matters will not be passed other than as a Required Directors Resolution:

(a) any Exit Event.

(b) any acquisitions or disposals of assets by the Company;

(c) changes to dividend policy;

(d) business plans and budgets of the Company and of Qujing Gas and any changes proposed to be made to them;

(e) finalisation of annual accounts and other regulatory reports by the Company;

(f) the conduct of litigation by the Company;

(g) the conduct of any regulatory investigation or enquiry with respect to the Company;

(h) execution, termination or extension of any contracts by the Company;

(i) the incurring of any liabilities which are not budgeted for in any financial year in the approved business plan and budget;

(j) the giving of any guarantee or indemnity by the Company to secure liabilities or obligations of any person;

(k) any Related Party Matter;

(l) the terms of employment of the General Manager and Senior Officers; and

(m) any matter put to the Company for resolution by the board of directors of Qujing Gas (including the matters referred to in clauses 7.1(d) and 7.1(e)).

7 Qujing Gas

7.1 Board composition and governance of Qujing Gas

Each Party must do all things necessary or desirable on its part to ensure that the Qujing Gas Joint Venture Contract and the Qujing Gas Articles of Association stipulate at all times that:

(a) the board of directors of Qujing Gas comprises no more than five (5) directors;

(b) the Company is entitled to appoint a minimum of 3 directors to the board of Qujing Gas, of which at least one (1) director must be a person nominated by the Company as the "Key Director" or other designated title (**"Key Director"**);

(c) the quorum for a board meeting of Qujing Gas must include the Key Director;

(d) any resolution relating to the following matters must be passed by unanimous approval of the board of directors of Qujing Gas:

(i) amendment to the Qujing Gas Articles of Association, or to the Qujing Gas Joint Venture Contract;

(ii) the termination, liquidation or dissolution of Qujing Gas;

(iii) the increase, decrease or transfer of the registered capital of Qujing Gas, any other form of funding of Qujing Gas, or change to the capital structure of Qujing Gas; and

(iv) any merger with another organization, reorganization, reconstruction or other change of the corporate form of Qujing Gas; and

(e) any resolution relating to the following matters must (unless otherwise required by the relevant law), be passed by directors present and voting (who are not disqualified from voting on that resolution) who between them hold more than one half of the total number of votes that may be exercised by all of the directors who are not disqualified from voting on that resolution and who are present and voting on that resolution, which majority must include the Key Director:

(i) lending, borrowing or the creation of security interests, including the creation of any Encumbrance on any property, business or assets of Qujing Gas;

(ii) any re-capitalization, spin-off, liquidation, voluntary winding-up or other dissolution, or the filing of any bankruptcy proceeding, liquidation, winding up or dissolution of Qujing Gas;

(iii) a change in the nature of the business of Qujing Gas;

(iv) acquisitions or disposals of assets by Qujing Gas where the consideration exceeds RMB 2 million;

(v) changes to dividend policy;

(vi) business plans, budgets and capital expenditure projections and funding of Qujing Gas and changes proposed to be made to the same;

(vii) finalisation of annual accounts and other regulatory reports by Qujing Gas;

(viii) the conduct of litigation by Qujing Gas where the subject of the dispute exceeds RMB 2 million;

(ix) the conduct of any regulatory investigation or enquiry with respect to Qujing Gas;

(x) execution, termination or extension of a material contract by Qujing Gas involving annual expenditure or revenue exceeding RMB 5 million;

(xi) the incurring of any liabilities exceeding RMB 2 million which are not budgeted for in any financial year in the approved business plan and budget;

(xii) the giving of any guarantee or indemnity by Qujing Gas to secure liabilities or obligations of any person;

(xiii) related party dealings;

(xiv) the terms of employment of the management staff described in paragraph (xv) below;

(xv) the composition, appointment and removal of the senior management team including the appointment and removal of the General Manager, Vice General Manager, Chief Financial Officer, Manager of Operations Department or staff occupying similar roles; and

(xvi) any matter in relation to similar gas projects in the Yunnan Province (potential or existing).

7.2 Appointment of Qujing Gas Directors

For so long as the Company is entitled to appoint 3 directors to the board of Qujing Gas, the parties agree that:

(a) one of those directors will be appointed by the Company in accordance with a nomination made by AGIF, and that director will be the person nominated by the Company as the "Key Director" for the purposes of clauses 7.1(b), 7.1(c) and 7.1(e); and

(b) two of those directors will be appointed by the Company in accordance with nominations made by the Sinogas Shareholder.

7.3 Voting of Qujing Gas Directors

The Parties agree to cause the Qujing Gas Directors to vote, as a bloc, in accordance with any resolution passed by the Directors (as a Required Directors Resolution) as to the manner of voting.

7.4 Notice of meetings of Qujing Gas board of directors

Each Party must do all things necessary on its part to ensure that the Qujing Gas Directors provide to the Chairman a copy of any notice of meeting of the directors of Qujing Gas (together with any documents accompanying the notice), as soon as reasonably practicable (and in any event within 1 Business Day) after receipt.

7.5 Directors and Officers Insurance for Qujing Gas

Each Party must do all things necessary on its part to ensure that Qujing Gas, to the full extent permitted by law, takes out and maintains insurance for each Qujing Gas Director against any liability incurred by the Qujing Gas Director as an officer of Qujing Gas including, but not limited to, liability for negligence, and for reasonable costs and expenses incurred in defending proceedings, whether civil or criminal.

7.6 Dispute Resolution in relation to Qujing Gas

Each Party must do all things necessary or desirable on its part to ensure that the Qujing Gas Joint Venture Contract includes provisions requiring dispute resolution under the Joint Venture Contract to be resolved in accordance with the following provisions:

(a) **Consultations**: If a dispute of any kind whatsoever arises between the parties to the Qujing Gas Joint Venture Contract ("**Qujing Parties**") in connection with the Qujing Gas Joint Venture Contract or the Articles of Association, including any question concerning the existence, construction, interpretation, validity, termination or implementation of the Qujing Gas Joint Venture Contract or the Articles of Association, they must use all reasonable endeavours to resolve the matter through friendly consultations.

(b) **Arbitration**: If a dispute is not resolved within sixty (60) days after the date on which a Qujing Party has served written notice on the other parties to the dispute requesting the commencement of friendly consultations, then any party to the dispute may refer the dispute to CIETAC for arbitration. The arbitration must be conducted in

Beijing, and the language to be used in any arbitral proceedings will be English.

(c) **Arbitrators and language**: The arbitral tribunal shall consist of three (3) arbitrators. Each party to the dispute shall be entitled to appoint one (1) arbitrator and CIETAC shall appoint the third arbitrator as chairman. The third arbitrator/chairman must not be a national of the PRC or of Australia.

(d) **Award**: Any award made by the arbitral tribunal will be final and binding on the Qujing Parties, each of whom waives any right of appeal to any court which might otherwise have jurisdiction in respect of the matter.

(e) **Costs**: The costs of arbitration will be borne by the losing party, unless otherwise determined by the arbitration award.

(f) **Continued Performance**: When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute, the Qujing Parties must continue to fulfil their respective obligations and shall be entitled to exercise their respective rights under the Qujing Gas Joint Venture Contract and the Articles of Association.

(g) **Waiver of Immunity**: In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any legal action between the Qujjing Parties pursuant to or relating to the Qujing Gas Joint Venture Contract or the Articles of Association, each Qujing Party expressly waives the defence of sovereign immunity and any other defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state.

8 Undertakings by Company and Sinogas Shareholder

8.1 Matters listed in Schedule 3

The Company undertakes to do or cause to be done the matters listed in schedule 3.

8.2 Disposal of Kunming Interests

In addition, the Company and the Sinogas Shareholder undertake to comply with their obligations under clause 6 of the Subscription Agreement, as if that provision were set out in full in this agreement, to the extent that those obligations are not completely satisfied prior to Completion.

9 Giving effect to agreement

The parties must:

(a) vote their Shares and use reasonable efforts to cause their Affiliates to vote their Shares in a manner necessary or desirable to give effect to this agreement;

(b) direct and use reasonable efforts to cause their nominee directors to vote (or, where applicable, not vote) and to take all actions (or, where applicable, refrain from taking all actions), necessary or desirable to give effect to this agreement;

(c) apply for and assist in applying for any necessary regulatory consents and approvals;

(d) promptly cause the removal of their nominated directors to the extent that they fail to give effect to their directions under this agreement;

(e) call, attend and vote at Shareholder meetings, including voting against any resolution of the Board which is not supported by the required nominees of the parties under this agreement for that resolution; and

(f) do or refrain from doing all such other acts as may be necessary or desirable to:

(i) ensure that the Board is composed and operates as set out in this agreement, including the appointment of the Directors; and

(ii) give full effect to the provisions and intent of this agreement and any other Transaction Documents.

10 Business Plan and Budget

10.1 Initial Business Plan and Budget

The Sinogas Shareholder must prepare an initial Business Plan and Budget for the purposes of this agreement, and submit it to the Board for approval. The Company must use its best endeavours to ensure that it conducts the Business in accordance with that initial Business Plan and Budget, until another Business Plan or Budget is approved and adopted in accordance with this clause 10.

10.2 Subsequent draft Business Plans and Budgets

At least two months before the beginning of each financial year, the Sinogas Shareholders must prepare a draft Business Plan and Budget for the next financial year and the Board must consider, and if satisfied adopt (with or without amendments), the draft Business Plan and Budget before the beginning of the financial year.

10.3 Approval of Budget

If the Board approves an item in the draft Budget, the Board and the Company are authorised to take any relevant action and incur all expenditure approved in the draft Budget for that matter, subject to compliance with any condition of that approval and this agreement.

10.4 Failure to approve Business Plan or Budget

If the Board does not approve all or part of a draft Business Plan or Budget by the start of a financial year, then the Business Plan or Budget or the unapproved part of each of them (as the case may be), respectively, for that financial year is the same as for the previous financial year until such time as a new Business Plan or Budget and or the previously unapproved part of the Business Plan or Budget (as applicable) is approved for the relevant financial year.

10.5 Board review of Budget and Business Plan

The Board may, at any time, review the Business Plan and Budget and must notify the Company of any amendment. The Company must act in accordance with any reviewed Business Plan or Budget of which it is notified.

11 Reporting obligations

11.1 Financial Year

Unless resolved otherwise by the Directors, the financial year end of the Company will be 31 December.

11.2 Accounts

The Company must ensure that accounts, records and accounting books of the Company:

(a) are kept in accordance with applicable laws, and in accordance with the internationally practised accrual basis and debit and credit method for book keeping (to the extent that that method is not inconsistent with applicable laws);

(b) are audited annually by the Auditor as soon as practicable but no later than 90 days after the end of each financial year; and

(c) reflect the BVI Accounting Standards as consistently applied by the Company and approved by the Board.

11.3 Delivery of information

The Company must provide to each Director and the Shareholders the documents listed in schedule 4 at the times specified in that schedule.

11.4 Access

Each Shareholder and its Representatives have the right, on giving reasonable notice to the Company, to:

(a) visit and inspect any property of the Company;

(b) inspect and take copies of documents relating to the Business and the Company (including the Records of the Business and the Company); and

(c) discuss the Company's affairs, finances and accounts with such of the Company's officers, employees and auditors at all reasonable times and as often as any such Person may reasonably request.

11.5 Remedies of a Shareholder

If there is a material failure to provide any of the access, reports or information referred to in this clause 11, each Shareholder has the additional right, on giving 14 days' notice to the other Shareholders of its intention to do so, exercisable at any time in its absolute discretion, to:

(a) direct that an audit be conducted of the affairs of the relevant Group Members in respect of the period for which (or the matter for which) there has been a material failure to provide that access, reports or information; and

(b) on reasonable notice, enter the premises occupied by the relevant Group Members to search for, inspect and take copies of documents relating to the Business and the Company.

11.6 Deemed delivery

The delivery of any documents to a Director is deemed to be delivery to the Shareholder that appointed that Director.

11.7 Distribution of information by Directors and Shareholders

Each of the parties acknowledge and agree that:

(a) a Director may pass on any information received from the Company to its appointor and the appointor's Related Bodies Corporate and Affiliates on a confidential basis; and

(b) each Shareholder may pass on any information received from the Company or a Director on a confidential basis to:

(i) any group undertaking of the Shareholder;

(ii) (if the Shareholder is, or the Shareholder's parent entity is, a fund or entity which holds Shares on behalf of a fund), any adviser to, trustee or manager of, or investor or prospective investor in the fund; and

(iii) the Shareholder's investment advisers and any of its other professional advisers,

on the basis, but subject to clause 11.8, that the recipient keeps the information confidential and uses it only to review the investment or in connection with professional advice to the Shareholder or in relation to the Shareholder's relationship with the Company.

11.8 Obligation to keep confidential

Except as authorised under clauses 11.7 or 26, each Shareholder will otherwise keep all Confidential Information of the Company confidential.

12 Dividend and distributions policy

The Board is responsible for establishing a dividend and distribution policy for the Company from time to time.

13 Taxation

13.1 Tax

The Company must pay taxes pursuant to BVI tax laws.

13.2 Qujing Gas

The Company and each Shareholder agree to procure Qujing Gas to do all things lawful and reasonably necessary, as determined by the board of Qujing Gas, to apply for or receive any tax reduction or exemption treatment as granted by any local, district or central government tax authorities from time to time.

14 Equity fundraising

14.1 Additional funding requirements

The Shareholders:

(a) acknowledge that the Company may be required to provide additional capital to Qujing Gas from time to time, in order to permit Qujing Gas to expand and increase its business, as approved by its board of directors and as required by the relevant PRC regulatory authorities;

(b) agree to negotiate in good faith a follow-up funding plan to address the forecasted capital demand of Qujing Gas, as set out in the business plan for Qujing Gas approved after the Completion Date by the board of directors of Qujing Gas; and

(c) agree to subscribe for all new shares offered under this clause 14 (**"New Shares"**), in their Respective Proportions. This obligation is not limited by any other provision in this clause 14, other than clause 14.8.

14.2 Further Issue of Shares

If the Board approves an issue of New Shares in the Company, the New Shares must be offered first to existing Shareholders (each an **"Invited Shareholder"**) in accordance with this clause 14, unless the issue is an Excluded Issue.

14.3 Number of Securities offered to Invited Shareholders

The Board must offer to each Invited Shareholder that number of shares which is equal to the Invited Shareholder's Respective Proportion of the total number of New Shares (**"Pre-emptive Offer"**).

14.4 Subscription Notice

The Board must make a Pre-emptive Offer to each Invited Shareholder by giving notice in writing (**"Subscription Notice"**) specifying:

(a) the number of New Shares available for subscription and the number being offered to each Invited Shareholder;

(b) the class of shares being offered;

(c) the price at which the Company wishes to issue the New Shares and any other material terms of the proposed transaction (**"Subscription Terms"**); and

(d) that the New Shares are offered to the Invited Shareholder on the Subscription Terms in proportion to the Invited Shareholder's Respective Proportion.

14.5 Acceptance of offer

(a) Within 10 Business Days following receipt of the Subscription Notice, each Invited Shareholder may notify the Company in writing whether it is willing to subscribe for the New Shares offered to it under the Subscription Notice.

(b) The Sinogas Shareholder may nominate any majority-owned subsidiary of Sinogas Inc to subscribe for any New Shares offered to the Sinogas Shareholder under this clause 14.

(c) AGIF may nominate any person who is a Permitted Transferee of AGIF to subscribe for any New Shares offered to AGIF under this clause 14.

14.6 Subscription

If an Invited Shareholder (or its nominee) accepts its Pre-emptive Offer in whole or in part (**"Subscribing Shareholder"**), then the Company is obliged, subject to receipt of the cash consideration payable under the Subscription Terms, to issue the New Shares to the Subscribing Shareholder.

14.7 Rejection

If an Invited Shareholder fails to notify the Company within 10 Business Days after receipt of the Pre-emptive Offer of its acceptance or rejection of that offer, that Invited Shareholder will be deemed to have rejected its Pre-emptive Offer.

14.8 Acknowledgement

The Sinogas Shareholder acknowledges that AGIF is subject to certain investment restrictions and is not required to subscribe for any Shares if, as a result of that subscription, AGIF would hold 50% or more of the voting interests in the Company.

14.9 Second Round Offer

If the offers for all of the New Shares have not been accepted under the Pre-emptive Offer, then:

(a) the Company must offer the balance of the New Shares ("**Second Round Shares**") to the Subscribing Shareholder ("**Second Round Offer**"); and

(b) the provisions of clauses 14.5, 14.6 and 14.7 (with any necessary changes) will apply to the Second Round Offer.

14.10 Subsequent Rounds

If, at the conclusion of the Pre-emptive Offer and the Second Round Offer, there remain New Shares for which no subscriptions have been received (**Shortfall**) and none of the Subscribing Shareholders has offered to subscribe for the Shortfall on the Subscription Terms, then:

(a) the Sinogas Shareholder will have the first right to introduce to the Company a third party investor who meets the Acceptance Criteria and who is willing to subscribe for the Shortfall;

(b) if the Sinogas Shareholder has not made an introduction under clause 14.10(a) within 10 Business Days after the pre-emption procedure under this clause 14 has been exhausted, then AGIF will be entitled to introduce to the Company a third party investor who meets the Acceptance Criteria and who is willing to subscribe for the Shortfall; and

(c) the Company may (by Board Resolution) issue the unaccepted New Shares to any person at any time within 30 Business Days after the pre-emption procedure under this clause 14 has been exhausted, on terms that are no more favourable than the Subscription Terms, and subject to clause 23.

14.11 Variation of time periods

The time periods specified in this clause 14 may be varied or waived by the Board (acting reasonably) by way of a Board Resolution.

14.12 Withdrawal of offer

The Board may withdraw any offer made under this clause 14 at any time prior to the issue of the relevant Subscription Shares, but may not then issue those Subscription Shares without re-offering them to existing Shareholders in accordance with this clause 14.

14.13 Excluded Offers

The Board may determine, in its absolute discretion, the terms of any Excluded Issue and the identity of the parties to whom an Excluded Issue may be offered.

15 No Encumbrances without consent

No Shareholder may Encumber any of its Equity Securities, except with the consent of the other Shareholders.

16 Permitted Transfers

16.1 Transfer to Related Entities and Affiliates

Subject to clause 23, the Shareholders may freely Transfer their Shares to any of the following (each a **"Permitted Transferee"**):

(a) in the case of the Sinogas Shareholder, to any Controlled subsidiary of Sinogas Inc; and

(b) in the case of AGIF, to any of the following:

(i) a subsidiary of AGIF;

(ii) any entity, trust or scheme the assets of which are managed by AMP Limited or any of its subsidiaries;

(iii) where the assets of AGIF are managed by a third party fund manager:

(A) that fund manager; or

(B) any other client, entity, trust or scheme the assets of which are managed by that fund manager or a Related Body Corporate of it; or

(iv) a trustee, custodian or nominee of AMP Limited.

16.2 Further Transfer by associates

Subject to clause 23, any Permitted Transferee may freely Transfer its Shares to the Shareholder from who it acquired the Shares or to another Permitted Transferee of that Shareholder. This clause 16.2 operates successively in relation to successive Transfers.

16.3 No Trigger

A Transfer made in accordance with clauses 16.1, 16.2 or in connection with an Exit Event does not trigger the operation of clauses 17 ("Pre-emptive Rights") or 18 ("Tag Along").

17 Pre-emptive Rights

17.1 Notice of Proposed Transfer

A Shareholder who wishes to sell all or some of its Shares other than to a Permitted Transferee (a "**Seller**") must give notice in writing ("**Transfer Notice**") to the Company and to each other Shareholder, setting out full details of:

(a) the Shares it proposes to sell ("**Transfer Shares**");

(b) the name of the of the proposed purchaser ("**Proposed Purchaser**") and of any person who Controls the Proposed Purchaser;

(c) the Price per Transfer Share (which must be payable on Completion in accordance with clause 24.5(b));

(d) the warranties (if any) the Seller proposes to give the Proposed Purchaser;

(e) all other terms of the proposed sale; and

(f) whether Tag Along Rights apply.

17.2 No withdrawal

A Transfer Notice cannot be withdrawn until the processes in clauses 17 to 21 (to the extent relevant) are complete.

17.3 Pre-emption

A Transfer Notice constitutes:

(a) an offer by the Seller to sell the Transfer Shares to the other Shareholders at the Price stated in the Transfer Notice and in the manner outlined in this clause 17; and

(b) appointment of the Secretary as agent of the Seller for the purpose of that offer.

17.4 Notice of intention to purchase

(a) Each Shareholder intending to purchase Transfer Shares in response to a Transfer Notice (referred to in this clause 17 as an "**Accepting Shareholder**") must notify the Secretary within 15 Business Days after receipt of the Transfer Notice of the number of Transfer Shares it is willing to purchase (its "**Desired Number**").

(b) The Sinogas Shareholder may nominate any majority-owned subsidiary of Sinogas Inc to purchase any Transfer Shares offered to the Sinogas Shareholder under this clause 17.

(c) AGIF may nominate any person who is a Permitted Transferee of AGIF to purchase any Transfer Shares offered to AGIF under this clause 17.

(d) The Desired Number for any Shareholder who does not notify under clause 17.4(a) is zero.

(e) A notice under clause 17.4(a) is irrevocable.

17.5 Allocation of Transfer Shares where surplus

If the Secretary receives notices for an aggregate Desired Number less than the total number of Transfer Shares:

(a) the Secretary must allocate sufficient of the Transfer Shares so that each Accepting Shareholder receives their Desired Number of Transfer Shares; and

(b) the Seller is free to Complete sale of the balance of the Transfer Shares to the Proposed Purchaser:

   (i) subject to clause 23;

   (ii) on the terms referred to in clauses 17.1(a) to 17.1(e);

   (iii) subject, where applicable, to Tag Along Rights;

   (iv) in the manner provided by clause 24; and

   (v) provided that the sale Settles within 3 months after the date of the Transfer Notice.

17.6 Allocation of Transfer Shares where no surplus

If the Secretary receives notices for an aggregate Desired Number equal to or greater than the total number of Transfer Shares, the Secretary must:

(a) firstly, allocate sufficient of the Transfer Shares so that each Accepting Shareholder receives the lesser of:

   (i) their Desired Number of Transfer Shares; or

   (ii) their Respective Proportion of the Transfer Shares (but with the Respective Proportion calculated in relation to the Accepting Shareholders); and

(b) then, continually repeat the process (each time excluding from the process and from the calculation of Respective Proportions, any Accepting Shareholder who has already been allocated its Desired Number) until all Transfer Shares have been allocated.

17.7 Allocation of fractional interests

The Secretary may allocate what would otherwise be fractional interests in Transfer Shares to Accepting Shareholders as the Secretary thinks fit.

17.8 Notice of allocation

The Secretary must notify all Shareholders of the allocation of Transfer Shares and of arrangements for Settlement under clause 24.

18 Tag along rights

18.1 Tag Along Rights

If, following the pre-emption procedure in clause 17, a Seller is entitled to sell all of its Shares to the Proposed Purchaser (as defined in clause 17.1(b)) and proposes to do so, each other Shareholder other than an Accepting Shareholder (each a **Tag Along Shareholder**) may require the Seller to cause the Proposed Purchaser to also buy, at the same (or greater) price per Share and on the same terms (or on terms no less favourable to the Tag Along Shareholder) as those set out in the Transfer Notice, the same or lesser proportion of the Tag Along Shareholder's Shares as the Transfer Shares bear to the total number of Shares held by the Seller (**Tag Along Right**).

18.2 Exercise of Tag Along Right

To exercise its Tag Along Right, a Tag Along Shareholder must:

(a) within the 15 Business Days referred to in clause 17.4(a) notify the Seller and the Secretary of the number of Shares it will transfer under its Tag Along Right; and

(b) attend Settlement and comply with clause 24.

18.3 Seller and Proposed Purchaser to complete

If the Seller of the Transfer Shares Completes the sale notified in the Transfer Notice, the Seller must ensure that the Proposed Purchaser simultaneously Completes acquisition of all Shares the subject of the exercise of a Tag Along Right. If the Proposed Purchaser fails to do so, the Seller must not sell or otherwise transfer any of its Shares to the Proposed Purchaser.

18.4 No other obligations

Apart from complying with clause 18.2(b) and clause 24, if AGIF sells shares under a Tag Along Right it has no obligations to the Seller of the Transfer Shares or to the Proposed Purchaser. In particular AGIF is not obliged to provide any warranties other than warranties as to title, power and authority.

19 Minority Interests

19.1 Offer to purchase Shares

If the Respective Proportion of a Shareholder (**Minority Shareholder**) falls below 15%, then:

(a) the other Shareholders (**Majority Shareholders**) may give notice (**Drag Along Notice**) to the Minority Shareholder requiring the Minority Shareholder to sell its entire Shareholding to the Majority Shareholders (in their Respective Proportions, unless otherwise agreed between the Majority Shareholders) at the Fair Market Value; and

(b) the Minority Shareholder must comply with the Drag Along Notice, including by attending Settlement and complying with clause 21.

19.2 Limited Warranties

A Minority Shareholder selling Shares following a Drag Along Notice is not obliged to provide any warranties other than warranties as to title, power and authority.

19.3 Pre-emptive rights do not apply

Clause 17 ("Transfer of Equity Securities") does not apply to a Disposal made after a Drag Along Notice is issued.

20 Shareholder default

20.1 Compulsory Transfer

If an Event of Default occurs, the Defaulting Shareholder is deemed to have given a Transfer Notice under clause 17.1 to each other Shareholder (**Non Defaulting Shareholders**), offering for sale all of the Defaulting Shareholder's Shares at a price to be agreed between the Defaulting Shareholder and the Non-Defaulting Shareholders or, if they are unable to reach agreement within 7 days after the occurrence of the Event of Default, at the Fair Market Value.

20.2 Procedure

The procedure set out in clause 17 shall apply with necessary changes to the compulsory Transfer under clause 20.1.

21 Put Option

21.1 Grant of Put Option

Sinogas Inc hereby grants to AGIF a right to require Sinogas Inc to purchase all of AGIF's Shares at the Option Price (**Put Option**).

21.2 Exercise of Put Option

AGIF may exercise the Put Option at any time during the period which commences on 30 June 2016 and ends on the date of termination of AGIF (under the terms of its constitution) (**Option Exercise Period**), by giving notice in writing to Sinogas Inc (**Option Exercise Notice**).

21.3 Obligation to acquire

If AGIF issues an Option Exercise Notice, Sinogas Inc must purchase (or must procure a third party to purchase) the Shares which are the subject of the Option Exercise Notice (**Put Option Shares**), at the Option Price, on the date which is 5 Business Days after the date on which the Option Exercise Price is determined in accordance with clause 22, including by attending Settlement and complying with clause 24.

21.4 Failure to acquire

If Sinogas Inc fails to comply with its obligation under clause 21.3, then without limiting any other right or remedy that AGIF may have against Sinogas Inc, AGIF will be entitled to transfer its Shares to any other person without restriction.

21.5 No restriction on transfer

Clauses 17, 18 and 23 will not apply to any transfer of Shares by AGIF pursuant to this clause 21.

21.6 Survival of Put Option

Despite any other provision of this agreement, the obligations of Sinogas Inc under this clause 21 will continue until AGIF ceases to own any Shares.

22 Determination of Fair Market Value and Option Price

22.1 Fair Market Value

Fair Market Value means an amount calculated as A in the following formula:

A = B/C x (ANAV + (D x E)

where

B = the number of Shares in respect of which the Fair Market Value must be calculated

C = the number of Shares on issue (calculated on the basis and assumption that all Equity Securities convertible into Shares have been converted in full into Shares);

ANAV = the adjusted net asset value of the Company, being the value of the assets of the Company (excluding the Company's interests in Qujing Gas)

minus the liabilities of the Company, determined in accordance with the BVI Accounting Standards;

D = the proportion which the Company's shares in Quijing Gas bear to all of the issued shares in Qujing Gas (calculated on the basis and assumption that all Equity Securities held by the Company in Qujing Gas convertible into shares have been converted in full into shares); and

E = the fair market value of Qujing Gas, calculated on the basis set out in Schedule 6,

calculated as at the Calculation Time.

22.2 Option Price

Option Price means the greater of:

(a) the Fair Market Value of the Put Option Shares;

(b) the IRR Adjusted Value of the Put Option Shares; and

(c) an amount agreed between AGIF and Sinogas Inc.

22.3 Determination by Board

If a Drag Along Notice, Compulsory Transfer Notice or Option Exercise Notice is issued under this agreement, then within 5 Business Days after the relevant Calculation Time arising:

(a) the Board must determine, by a Required Directors Resolution:

  (i) the Fair Market Value; and

  (ii) the IRR Adjusted Value, if relevant; and

(b) the Company must provide to the Proposed Transferor and the Proposed Transferees a certificate of the Company's assessment of the Fair Market Value and, if relevant, the IRR Adjusted Value (**Company Certificate**).

22.4 Referral to Valuer

Any of the Proposed Transferor and the Proposed Transferees may notify the Company at any time within 10 Business Days after receiving the Company Certificate that it requires a Valuer to calculate the Fair Market Value and, if relevant, the IRR Adjusted Value (**Referral Notice**). The Company must promptly provide a copy of the Referral Notice to each other Proposed Transferor and Proposed Transferee.

22.5 Appointment of Valuer

If the Company receives a Referral Notice, the Proposed Transferor and the Proposed Transferees must appoint:

(a) a member of the Hong Kong Institute of Certified Public Accountants of at least 5 years' standing as a valuer, to be agreed between them within 5 Business Days after receipt of the Referral Notice; or

(b) if the Proposed Transferor and the Proposed Transferees cannot reach an agreement within that 5 Business Day period, a person nominated by the President of the Hong Kong Institute of Certified Public Accountants for that purpose, at the request of any of the Proposed Transferor and the Proposed Transferees,

to determine the Fair Market Value and the IRR Adjusted Value, if relevant. The parties must make the appointment within 5 Business Days after reaching agreement under clause 22.5(a) or after a nomination being made under clause 22.5(b). The Valuer must be requested to make his or her determination within 20 Business Days of his or her appointment.

22.6 Valuation principles

The Valuer must determine the Fair Market Value in accordance with the formula and valuation principles in clause 22.1 and schedule 6, and the IRR Adjusted Value in accordance with the formula and valuation principles referred to in the relevant definitions in clause 1.1. If any difficulty arises in applying any of these principles, the difficulty may be resolved by the Valuer in its absolute discretion.

22.7 Procedure etc

The Proposed Transferor and the Proposed Transferees are entitled to make written submissions to the Valuer in relation to the determination of the Fair Market Value and the IRR Adjusted Value, but must make them within 5 Business Days of the date the matter is referred to the Valuer. In other respects, the Valuer will determine the procedures for determination of the Fair Market Value and IRR Adjusted Value in its absolute discretion. The Valuer will be appointed as an expert and not an arbitrator.

22.8 Valuer's certificate

The Valuer must provide a certificate of its determination of the Fair Market Value and the IRR Adjusted Value (as relevant) to the Company and to each Shareholder (or to AGIF and Sinogas Inc, where the determination is being in connection with an Option Exercise Notice) as soon as practicable after being appointed.

22.9 Accounting for differences in value

(a) If the Fair Market Value shown in the Valuer's Certificate differs from that shown in the Company Certificate, then the Fair Market Value is the value shown in the Valuer's Certificate.

(b) If the IRR Adjusted Value shown in the Valuer's Certificate differs from that shown in the Company Certificate, then the IRR Adjusted Value is the value shown in the Valuer's Certificate.

22.10 Certificates Final and Binding

The Company Certificate and the Valuer's Certificate are final and binding on the Proposed Transferor and the Proposed Transferees in the absence of manifest error or fraud.

22.11 Cost of Valuer

(a) The Proposed Transferor must pay the Valuer's costs where the Valuer is asked to make a determination of Fair Market Value in connection with a Compulsory Transfer Notice.

(b) Otherwise, the Proposed Transferor and the Proposed Transferees agree to pay the Valuer's costs and expenses in their Respective Proportions.

22.12 Provision of information

The Proposed Transferor, the Proposed Transferees and the Company must provide all information and assistance reasonably requested by the Valuer.

23 New Investors

23.1 Accession Agreement

A person may not be registered as the holder of Shares (whether those Shares have been acquired upon an issue or Transfer) unless the person is a party to this agreement, or has entered into an Accession Agreement.

23.2 Acceptance Criteria for New Investors

In addition to the requirements of clause 23.1, the Board must not approve the issue or transfer of Equity Securities to any third party (**New Investor**) unless the New Investor satisfies the following criteria:

(a) the New Investor is not a competitor of Sinogas Inc, AGIF or the Manager;

(b) the New Investor has provided evidence, to the reasonable satisfaction of AGIF, that the New Investor has all licences and authorizations necessary to invest in the Company and the necessary skill, facilities, capability and staff to maintain those licences and authorisations; and

(c) the New Investor (or any entity which is a wholly owned subsidiary of the New Investor or, where the New Investor is itself a wholly owned subsidiary of another company, a wholly owned subsidiary of that company) has:

(i) that level of capability, financial substance and expertise which AGIF reasonably considers necessary or desirable; and

(ii) a recognized track record of performing the role and responsibilities that the Sinogas Shareholder performs in connection with the Project.

23.3 Permitted Transfers by AGIF exempted

Clause 23.2 will not apply to any transfer of Shares by AGIF under clause 16 ("Permitted Transfers").

24 Settlement of Transfers

24.1 Application of this clause

This clause 24 applies in relation to any Transfer of Equity Securities under clauses 16, 17, 18, 19 or 20.

24.2 Binding agreement

Where this clause 24 applies in respect of Equity Securities, at the Relevant Time:

(a) an unconditional, irrevocable, valid and binding agreement for the sale and purchase of those Equity Securities; and

(b) a binding agreement to transfer, free of any Encumbrance, the legal and beneficial ownership of those Equity Securities,

arises between the Seller and the Buyer, subject only to the payment of the Sale Price and satisfaction of any conditions relating to the relevant offer or transfer of the Equity Securities.

24.3 Relevant Time

The "Relevant Time" for the purposes of clause 24.2 is the date on which:

(a) an offer of Equity Securities is accepted by the Buyer, in the case of clauses 16 and 17, respectively, subject to clause 18 (if applicable);

(b) a Drag Along Notice is issued, in the case of clause 19;

(c) an offer of Equity Securities is accepted by the Non Defaulting Shareholder, in the case of clause 20; or

(d) an Option Exercise Notice is issued, in the case of clause 21.

24.4 Consent to transfer

Each party consents to the completion of each Transfer of Equity Securities to which this clause 24 applies, in the manner contemplated by this clause.

24.5 Procedure for completion

At the time of completion of a Transfer of Equity Securities to which this clause 24 applies:

(a) the Transferor must give to the Transferee:

(i) a transfer in favour of the Transferee (or its nominee purchaser) of all Equity Securities sold, executed by the Transferor;

(ii) certificates for those Equity Securities (as applicable) or a statutory declaration in the case of a lost certificate; and

(b) the Transferee must give to the Transferor a bank cheque for the Sale Price.

24.6 Company agent to receive Sale Price

(a) In consideration of each other Shareholder entering into this agreement, each Shareholder irrevocably appoints the Company to be its agent to receive the Sale Price from the Transferee under clause 24.5(b).

(b) When the Company receives the Sale Price it must:

(i) account to the Transferor for the Sale Price; and

(ii) enter the name of the Transferee (or its nominee purchaser) in the register of Shareholders.

(c) The validity of the proceedings may not then be challenged by any Person.

24.7 Registration of transfer

The Company must register each transfer of Equity Securities (as applicable) to which this clause 24 applies.

24.8 Power of Attorney

In consideration of each other Shareholder entering into this agreement, the Transferor irrevocably appoints the Transferee and each director for the time being of that Transferee as its attorneys for the purposes of executing and delivering to the Transferee, in the name of the Transferor and on its behalf, all documents required to be executed and delivered by the Transferor under clause 24.5 if the Transferor fails to do so.

24.9 Change of name

If a Shareholder ceases to be a Shareholder and the corporate name of any Group Member contains any word that is the same or similar to the corporate name or any distinctive part of the corporate name of that Shareholder, the remaining parties must procure that the corporate name of the Group Member is changed to exclude that word within 30 Business Days of the Shareholder ceasing to be a Shareholder.

25 Equitable relief

The parties acknowledge that:

(a) the Equity Securities cannot be readily purchased or sold in an open market and that damages or an account of profits may be an inadequate remedy to compensate the Shareholders for a breach of this agreement; and

(b) the Shareholders are entitled to specific performance or injunctive relief (as appropriate) as a remedy for any breach or threatened breach by a party of this agreement, in addition to any other remedies available to them at law or in equity.

26 Confidential Information

26.1 Disclosure of Confidential Information

Each party must keep the Confidential Information confidential and not disclose it or allow it to be disclosed to any third party except:

(a) with the prior written consent of:

(i) the other parties, which consent must not be unreasonably withheld or delayed; or

(ii) the Company;

(b) to the Representatives of that party (or their Related Bodies Corporate) who have a need to know (and only to the extent that each has a need to know) and are aware that the Confidential Information must be kept confidential,

(c) if it is required to do so by law, a Government Agency or a stock exchange;

(d) to an existing or proposed financier (or its advisers) to a Shareholder or the Company;

(e) in accordance with clause 11.7; and

(f) to any prospective purchaser of Equity Securities who gives an appropriate confidentiality undertaking to the prospective seller, for the benefit of the Company and each Shareholder.

26.2 Disclosure by recipient of Confidential Information

Any party disclosing information under clause 26.1 must use all reasonable endeavours to ensure that persons receiving Confidential Information from it do not disclose the information except in the circumstances permitted in clause 26.1.

26.3 Use of Confidential Information

Each party must use the Confidential Information only for the purposes of the Business, to make decisions regarding its investment in the Company or for the purpose of exercising its rights or performing its obligations under this agreement.

26.4 Excluded Information

Clauses 26.1, 26.2 and 26.3 do not apply to the Excluded Information.

26.5 Prior notification of disclosure to stock exchange

A party requiring or wishing to disclose Confidential Information in accordance with clause 26.1(c) must notify the Board and the Company of the proposed disclosure as far in advance as practicable and must comply with the requirements of clause 26.6.

26.6 Announcements or releases

(a) A party may not make press or other announcements or releases relating to any negotiations of the parties in relation to, or the terms or subject matter referred to in, this agreement without the prior approval of each other party to the form and manner of the announcement or release unless and to the extent that disclosure is required to be made by a party by law, Government Agency or a stock exchange.

(b) To the extent that the announcement or release is required to be made by the party by law, a Government Agency or a stock exchange, the disclosing party must, as far as reasonably possible, consult with the other parties as to the content of any such announcement or release.

26.7 Obligations of Shareholders

Each Shareholder agrees and undertakes not to use the Company's or the other Shareholder's Confidential Information in a way which damages or is likely to damage the Company or the other Shareholder.

26.8 Obligations continue

The rights and obligations of a Shareholder under this clause 26 with respect to confidentiality continue to apply to a Shareholder even after it ceases to be a Shareholder.

27 Exclusivity and non compete arrangements

27.1 Restraint

For the purpose of promoting the commercial objectives of the Company and the Business, each Shareholder undertakes to the Company and to each other Shareholder that it will not, and will procure that each of its Affiliates will not, directly or indirectly, establish, or otherwise invest shareholder equity into, any entity which:

(a) carries on;

(b) participates in;

(c) provides finance or services to; or

(d) is otherwise Involved in any capacity in,

any gas distribution business or activity that competes with the business operated by Qujing Gas, or any material part of it (**"New Project"**) except as may be permitted under this clause 27.

27.2 Exclusivity arrangements

Subject to clause 27.8, each Shareholder undertakes to each other Shareholder that it will deal exclusively with the other Shareholders in relation to all New Projects in the Yunnan Province of PRC, except to the extent that the participation of a local partner is required and such participation is jointly agreed and accepted by and between the Shareholders.

27.3 Geographical application of restrictions

The Restraints apply throughout the Yunnan Province of PRC.

27.4 Deletion of restrictions

If any of the Restraints are judged to go beyond what is reasonable in the circumstances and necessary to protect the Business but would be judged reasonable and necessary if any activity were deleted or a period or area were reduced, then the Restraints apply with that activity deleted or period or area reduced by the minimum amount necessary to make the Restraint reasonable in the circumstances.

27.5 Severance

Each of the Restraints has effect as a separate and severable prohibition or restriction and is to be enforced accordingly.

27.6 Exceptions

This clause 27 does not restrict a Shareholder from:

(a) performing an employment agreement with any Group Company;

(b) holding in aggregate up to 5% of the securities in any public company which are quoted on a stock exchange, even though that company carries on any of the activities referred to in clause 27.1; or

(c) holding Equity Securities in the Company.

27.7 Acknowledgment

Each party acknowledges that:

(a) the Restraint is reasonable in the circumstances and necessary to protect the goodwill of the Business;

(b) damages are not an adequate remedy if the Shareholder breaches this clause 27.

27.8 Exceptions - opportunity rejected

The Restraints do not apply where:

(a) the opportunity to be involved in a New Project is offered to the other Shareholder or any of its Affiliates, together with information regarding the opportunity reasonably sufficient for the purposes of making a decision regarding the opportunity; and

(b) the other Shareholder (or its Affiliate) does not accept the offer within 3 months of the offer being made, or such longer period as the person making the offer allows; and

(c) a third party takes up the offer on substantially the same terms as were offered to the Shareholder (or its Affiliates) within 6 months of the Shareholder (or its Affiliates) declining the offer.

27.9 Period of Restraints

The Restraints apply until the earlier of:

(a) the termination of this agreement; and

(b) the date on which AGIF or the Sinogas Shareholder Transfers all its Shares (unless it has transferred its Shares by a Permitted Transfer).

28 Representations and warranties

28.1 Representations and warranties

Each party represents and warrants that:

(a) if it is a corporate entity, it is validly existing under the laws of its place of incorporation;

(b) it has full power and authority to enter into and perform its obligations under this agreement and carry out the transactions contemplated by this agreement;

(c) it has taken all necessary action to authorise the execution, delivery and the performance of this agreement and to carry out the transactions contemplated by this agreement; and

(d) this agreement constitutes its legal, valid and binding obligations, enforceable in accordance with its terms.

28.2 Continuing obligation

The representations and warranties given under clause 28.1 are continuing obligations for the term of this agreement.

29 Term

29.1 Commencement

This agreement is effective from the Effective Date and, subject to clause 29.2, remains in effect until:

(a) all parties agree to terminate this agreement;

(b) for any Shareholder, when it ceases holding directly or indirectly, any Equity Securities, at which time the Shareholder has no further rights or obligations under this agreement, except those under clauses 26 and 27 and, in the case of Sinogas Shareholders, under clause 21;

(c) when the Company is wound up by an order of a Court;

(d) the date which is immediately prior to an IPO.

29.2 Certain provisions continue

The termination of this agreement with respect to a party does not affect:

(a) any obligation of that party which accrued prior to that termination and which remains unsatisfied;

(b) an obligation of a Transferor of Equity Securities under clause 24; and

(c) any provision of this agreement which is expressed to come into effect on, or to continue in effect after, that termination.

30 Governing Law and Settlement of Disputes

30.1 Governing law

This agreement is governed by the law in force in Hong Kong.

30.2 Reasonable endeavours

If any Dispute arises between the parties in connection with this agreement, the parties must use all reasonable endeavours to resolve the matter amicably.

30.3 Meeting

If a party gives the other parties written notice that a material Dispute has arisen and the parties are unable to resolve the Dispute within 10 Business Days of service of the notice, then a meeting is to be held between:

(a) Wei Xiao on behalf of AGIF; and

(b) Liu Yuchuan on behalf of the Sinogas Shareholder.

30.4 Reference to arbitration

If either:

(a) notwithstanding such meeting, the parties are unable to resolve the Dispute within 20 Business Days of service of the notice; or

(b) no such meeting takes place for any reason within 20 Business Days of service of the notice,

then any party to the dispute is entitled to refer the Dispute to arbitration under this agreement.

30.5 Arbitration rules

Subject to clauses 30.1 to 30.4, any Dispute is to be referred to and finally resolved by binding arbitration in Hong Kong under the HKIAC Arbitration Rules and must be administered by the HKIAC in accordance with its practice rules and regulations, as the HKIAC Arbitration Rules and the HKIAC practice rules and regulations may be amended by this clause 30.

30.6 Language of proceedings

The language to be used in the arbitration proceedings is English.

30.7 Place of arbitration

The place of arbitration will be Hong Kong.

30.8 Constitution of the arbitral tribunal

The arbitration is to consist of three arbitrators. The parties to the dispute will use reasonable efforts to jointly appoint two arbitrators. If the relevant parties cannot agree on the two arbitrators within 10 Business Days, then any party to the Dispute may request the Chairman or Deputy Chairman of the HKIAC to appoint two arbitrators on behalf of the parties to the dispute. The arbitrators so appointed are to jointly appoint the third arbitrator, who will preside as chairman. In the event that the two arbitrators cannot agree on the third arbitrator within 10 Business Days after they are appointed by the parties (or by the Chairman or Deputy Chairman of the HKIAC, as the case may be), the third arbitrator is to be appointed by the Chairman or Deputy Chairman of the HKIAC.

30.9 Qualifications of arbitrators

No Person is to be nominated or appointed as an arbitrator under clause 30.8 unless that Person has substantial experience of commercial disputes.

30.10 Arbitration award to be final and binding

The arbitration award is final and binding on the parties and the parties agree to be bound by it and to act accordingly. The content, existence and award of any arbitral proceedings is confidential. The costs of arbitration and reasonable legal fees are to be borne by the losing party, unless otherwise determined by the arbitration award.

30.11 Enforcement of arbitration awards

Judgment upon any award rendered by the arbitral tribunal may be entered, and application for judicial confirmation or recognition or enforcement of the award may be made in any court of competent jurisdiction, and each party irrevocably submits to the jurisdiction of such court for the purpose of enforcement of this clause 30 or for the confirmation or recognition or enforcement of any award rendered by the arbitral tribunal in accordance with the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

31 Notices and other communications

31.1 Form - all communications

Notices and all other forms of communications specified in this agreement must be in English in writing addressed to the address stated in clause 31.3 ("Delivery") below, or as otherwise advised by either party from time to time, and marked for the attention of the person stated in clause 31.3 ("Delivery") in the case of a company ("Notices"). Notices must be sent by pre-paid registered airmail or courier service delivered letter. The date of receipt of a Notice or communication sent by pre-paid registered airmail or courier service delivered letter hereunder shall be the actual date when received by the other party.

31.2 Electronic Communication

In the event that a party sends a notice or other forms of communication specified in this agreement by email, fax or other electronic form to another party, such notice or other form of communication will only be effective if and when:

(a) acknowledged; or

(b) a copy thereof has been sent in the form under clause 31.1 ("Form - all communications") to the address stated in clause 31.3 ("Delivery") or as otherwise advised by either party from time to time.

31.3 Delivery

Communications must be delivered to:

(a) in the case of the Company:

Address:	Room 2008, Tower A, Caizhi Int'l Building, No. 18 Zhongguancun Dong Street, Beijing 100083 China
Attention :	Liu Yuchuan

(b) in the case of Sinogas Inc:

Address:	Room 2008, Tower A, Caizhi Int'l Building, No. 18 Zhongguancun Dong Street, Beijing 100083 China
Attention :	Liu Yuchuan

(c) in the case of AGIF:

Address:	322C, Tower 2, Bright China Chang An Building, No.7 Jian Guo Men Nei Avenue, Beijing 100005
Attention :	Wei Xiao

32 General

32.1 Discretion in exercising rights

A party may exercise a right or remedy or give or refuse its consent in any way it considers appropriate (including by imposing conditions), unless this agreement expressly states otherwise.

32.2 Partial exercising of rights

If a party does not exercise a right or remedy fully or at a given time, the party may still exercise it later.

32.3 No liability for loss

A party is not liable for loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising a right or remedy under this agreement.

32.4 Approvals and consents

By giving its approval or consent a party does not make or give any warranty or representation as to any circumstance relating to the subject matter of the consent or approval..

32.5 Assignment

Except as otherwise provided in this agreement, a party may not assign or otherwise deal with its rights under this agreement, or allow any interest in

them to arise or be varied in each case, without the other parties consent, which consent must not be unreasonably withheld or delayed. This does not apply to the extent of any security granted by the Group in connection with the acquisition of the Business.

32.6 Remedies cumulative

The rights and remedies provided in this agreement are in addition to other rights and remedies given by law independently of this agreement.

32.7 Variation

(a) A provision of this agreement may not be varied unless the Shareholders who together hold at least #insert percentage eg 80%# of the aggregate number of Shares approve that variation in writing.

(b) No variation of this agreement is effective pursuant to clause 32.7(a) to the extent that the variation adversely affects the rights or obligations of the Sinogas Shareholder (other than to a minor extent) unless and until the Sinogas Shareholder consents in writing to such variation.

32.8 Waiver

A provision of this agreement, or a right created under it, may not be waived except in writing and signed by the party giving the waiver.

32.9 No merger

The warranties, undertakings and indemnities in this agreement do not merge on the Completion Date.

32.10 Indemnities

The indemnities in this agreement are continuing obligations, independent from the other obligations of the parties under this agreement, and continue after this agreement ends. It is not necessary for a party to incur expense or make payment before enforcing a right of indemnity under this agreement.

32.11 Further steps

Each party agrees, at its own expense, to do anything reasonably requested by another party (including casting their votes as Shareholders of the Company) to give effect to the provisions of this agreement and the transactions contemplated by it.

32.12 Construction

No rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of, or seeks to rely on, this agreement or any part of it.

32.13 Costs

The parties agree to pay their own legal and other costs and expenses in connection with the preparation, execution and completion of this agreement and other related documentation, except for stamp duty.

32.14 Supervening legislation

Any present or future legislation which operates to vary the obligations of a party in connection with this agreement with the result that another party's rights, powers or remedies are adversely affected (including, by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.

32.15 Entire agreement

This agreement and the Memorandum and Articles constitute the entire agreement of the parties about the subject matter and supersede all previous agreements, understandings and negotiations on that subject matter.

32.16 Counterparts

This agreement may consist of a number of copies, each signed by one or more parties to the agreement. If so, the signed copies are treated as making up the one document and the date on which the last counterpart is executed is the date of the agreement.

32.17 Inconsistency

If there is any inconsistency between this agreement and the Memorandum and Articles, this agreement prevails as between the parties to the extent of the inconsistency and the parties agree to exercise their voting rights as Shareholders and take any steps which are necessary to ensure that the Memorandum and Articles are consistent with this agreement.

32.18 Relationship of Shareholders

Nothing in this agreement makes a Shareholder a partner, agent or legal representative of any other Shareholder, except as expressly stated in this agreement, and their liability in each case is several and not joint and several.

EXECUTED as an agreement

Schedule 1 - Initial parties

Part 1 - Sinogas Shareholders

Name	Address	Shares	Other funding
Sino Gas International Holdings Inc.	The Farmhouse, 558 Lime Rock Road, Lakeville CT 06039, USA	50,000	

Part 2 - AGIF

Name	Address	Shares	Other funding
AMP Capital Asian Giants Infrastructure Fund (C107003825)	IFS Court, Twenty-Eight, Cybercity, Ebene, Mauritius	48,039	

Schedule 2 - Board procedures (clause 4)

1 Alternate Directors

A Director appointed under clause 4.2 may appoint an alternate director from time to time by notice in writing to the Company. Subject to applicable laws and clause 4.3, any other Director may appoint from time to time an alternate director approved by the Board by notice in writing to the Company. An alternate director may attend at a Board meeting and vote on any resolution on which the appointing Director could vote, if the appointor does not attend that meeting.

2 Notice of Directors' meetings

Subject to paragraph 4, unless all the Directors agree otherwise, they must receive at least five Business Days' written notice of each meeting of Directors. The notice must include an agenda and, unless all the Directors otherwise agree, a meeting of Directors may only resolve matters specifically described in that agenda.

3 Place and attendance

Directors' meetings must be held at the registered address of the Company or at any other place designated by the Board. The Directors may attend the meetings in person or via telephone conference or video conference.

4 Frequency of Directors' meetings

The Directors must meet at least twice each year unless otherwise agreed by the Board. The Directors may agree the dates for meetings of Directors for each calendar year. Except as set out below, any changes or additions to the agreed dates must be determined by the Board.

The Chairman must convene an interim Board meeting as soon as reasonably practicable after receiving notice of a proposed meeting of the board of directors of Qujing Gas, for the purpose of discussing any resolutions to be put to the directors of Qujing Gas at that proposed meeting. The Chairman may give less than 5 Business Days notice if necessary to allow the Board to meet prior to the proposed meeting of the Qujing Gas directors.

The Chairman must convene an interim Board meeting within ten (10) business days after receiving written request from two (2) or more Directors for the purpose of discussing a given issue. The Chairman must decide the time and venue of interim meetings.

5 Substitute Chairperson

If the Chairperson is not present within 10 minutes after the time appointed for the holding of a meeting of the Board or is unable or unwilling to act, the Directors present at the meeting must elect one of their number to act as Chairperson of the meeting.

6 Directors' meeting quorum

Subject to paragraph 7, the quorum for a meeting of Directors is 2 Directors (or any greater number determined by the Board), of whom:

(a) 1 Director must be an AGIF Director; and

(b) 1 Director must be a Sinogas Director.

7 Adjournment of Directors' meeting if no quorum

If a quorum is not present at a meeting of Directors within 30 minutes from the time stated in the notice of meeting, the meeting must be adjourned to the same time and place on the next Business Day. Each Director must be notified of the adjourned meeting.

A Director must not fail to attend a meeting of Directors for the purpose of preventing a quorum.

8 Directors' resolutions

(a) Except as otherwise referred to in this agreement, all Directors' resolutions must be decided by Required Directors' Resolution.

(b) A copy of all resolutions of Directors must be provided to each Director within 5 Business Days after each resolution is passed.

9 Votes of Directors

Subject to paragraph 10 below, at a meeting of Directors each Director has one vote.

10 Related Party Matters

(a) In relation to any Related Party Matters which are conducted on an arms length basis, all Directors may vote (including interested Directors).

(b) In relation to any Related Party Matters which are not conducted on an arms length basis, any Director who is interested in the matter may count towards the quorum required to consider the matter but may not vote, unless all Directors would then be restricted from voting, in which case all Directors may vote.

11 Circulating resolutions of Directors

Provided that notice has been given to all Directors in accordance with paragraph 2 of this schedule 3, the Directors may pass a resolution without a Board meeting being held if:

(a) all of the Directors entitled to vote on the resolution, where the resolution is to be passed as a unanimous resolution; or

(b) the majority of Directors entitled to vote on the resolution (including at least 1 AGIF Director), in any other case;

sign a document containing a statement that they are in favour of the resolution set out in the document. Separate copies of a document may be used for signing by Directors if the wording of the resolution and statement is identical in each copy. The resolution is passed when the last Director signs.

Schedule 3 - Company undertakings (clause 7)

The Company undertakings are as follows:

(a) **(general insurance)** to take out and maintain insurance policies with an insurance company approved by the Directors in respect of the Business against such risks and for such amounts as would be maintained in accordance with prudent business practice with a reputable and properly authorised licensed insurer;

(b) **(directors' liability insurance)** to the full extent permitted by law, to take out and maintain insurance for each Director against any liability incurred by the Director as an officer of the Company including, but not limited to, liability for negligence, and for reasonable costs and expenses incurred in defending proceedings, whether civil or criminal;

(c) **(agreements of access and indemnity)** to enter into agreements of access and indemnity with each Director which will provide them with indemnification, access to the company books for the purpose of defending an action against them for breach of duty;

(d) **(compliance)** to comply with, in all material respects:

  (i) all agreements to which it is a party; and

  (ii) the provisions of all legislation from time to time in force as applicable to the Group and its affairs and maintain all licences, consents and authorisations which are required to carry on the Business;

(e) **(Business Plan)** to carry on the Business in all material respects in accordance with the Business Plan; and

(f) **(confidential information)** to take all reasonable steps to protect any Confidential Information and the Company's intellectual property rights and in respect of those rights will make such patent, trademark, design or other applications as appropriate, and renew or extend any licences that may be required to keep those in force.

Schedule 4 - Reporting obligations

For the purposes of clause 11.3, the Company must provide:

(a) **(monthly updates)** as soon as practicable, but in any event no later than 14 days after the end of each month, a brief narrative description of the key operating highlights for that month;

(b) **(monthly management accounts for Qujing Gas)** within 21 days after the end of each month, monthly management accounts for Qujing Gas, in a form approved by the board of Qujing Gas, which (except to the extent the board of Qujing Gas decides otherwise) must include the following:

(i) an income statement for that month and for the current financial year to date, with a comparison to the budget of Qujing Gas for those periods;

(ii) a cash flow statement for that month and for the current financial year to date with a comparison to the budget of Qujing Gas for those periods;

(iii) a balance sheet as at the end of that month with a comparison to the projected balance sheet contained in the budget of Qujing Gas for that month; and

(iv) a forecast cash flow statement for the next six months,

each prepared on consistent basis;

(c) **(quarterly management accounts for Qujing Gas)** within 21 days after the end of each calendar quarter, quarterly management accounts for Qujing Gas, in a form approved by the Board, which (except to the extent the Board decides otherwise) must include the following:

(i) an income statement for that quarter and for the current financial year to date, with a comparison to the approved budget of Qujing Gas for those periods;

(ii) a cash flow statement for that quarter and for the current financial year to date with a comparison to the approved budget of Qujing Gas for those periods;

(iii) a balance sheet as at the end of that quarter with a comparison to the projected balance sheet contained in the approved budget for that month; and

(iv) a forecast cash flow statement for the next six months,

each prepared in accordance with the PRC Accounting Standards. consistently applied;

(d) **(quarterly management accounts for the Company)** within 21 days after the end of each calendar quarter, quarterly management accounts for the Company, in a form approved by the Board, which (except to the extent the Board decides otherwise) must include the following:

(i) an income statement for that quarter and for the current financial year to date, with a comparison to the Budget for those periods;

(ii) a cash flow statement for that quarter and for the current financial year.to date with a comparison to the Budget for those periods;

(iii) a balance sheet as at the end of that quarter with a comparison to the projected balance sheet contained in the Budget for that month; and

(iv) a forecast cash flow statement for the next six months,

each prepared in accordance with the BVI Accounting Standards, consistently applied;

(e) **(audited annual accounts)** as soon as practicable but in any event no later than 90 days after the end of each financial year of the Company and of Qujing Gas:

(i) a copy of the audited financial report, directors' report and Auditor's report of the Company and Qujing Gas for that financial year, prepared in accordance with applicable law and BVI Accounting Standards (in the case of the Company) and PRC Accounting Standards (in the case of Qujing Gas);

(ii) a profit and loss statement, cash flow statement and balance sheet for the Company for that financial year, audited by the Auditor; and

(iii) a profit and loss account, cash flow statement and a balance sheet for Qujing Gas for that financial year, audited by the Auditor; and

(f) **(minutes)** at the same time as they are given to the directors of the Company, and in any event within 10 Business Days after each meeting:

(i) minutes of all board meetings of the Company; and

(ii) minutes of all shareholder meetings of the Company;

(g) **(minutes for Qujing Gas)** at the same time as they are given to the directors of Qujing Gas, and in any event within 10 Business Days after each meeting:

(i) minutes of all board meetings of Qujing Gas; and

(ii) minutes of all shareholder meetings of Qujing Gas (if any);

(h) **(budgets and business plans)** a copy of each budget and business plan for the Company, and a copy of each budget and business plan for Qujing Gas, at the same time as they are given to the directors of the Company or Qujing Gas (as relevant), and in any event within 10 Business Days of receipt;

(i) **(additional information)** any other information that a Shareholder may at any time reasonably require, relating to the Business or the Company;

(j) prompt notice of:

   (i) **(litigation)** litigation or other Claim (including, without limitation, any prosecution, arbitration, proceedings or administrative or governmental investigation, dispute or challenge) threatened or commenced by or against, or affecting, the Company or Qujing Gas;

   (ii) **(breach)** any notice of breach of, or actual or potential dispute in relation to, any contract to which the Company or Qujing Gas is a party;

   (iii) **(compulsory acquisition)** proposal by a Government Agency to acquire any assets of the Business or the Company or of Qujing Gas, or to dispose of or to limit the Company's or Qujing Gas' enjoyment of title to its freehold or leasehold properties; and

   (iv) **(documents)** documents or information relating to the Business or the Company or Qujing Gas which may in the Board's opinion, be relevant to a decision or proposed decision of the Board or the Shareholders, or to a decision or proposed decision of the board or the shareholders of Qujing Gas.

Accession Agreement

Schedule 5 - Accession Agreement

Details

Parties	[ ] (**"Transferor**)	
	[ ] (**"Continuing Shareholder"**)	
	[ ] (**"Transferee"**)	
	Sino GasConstruction Limited ("the **Company**")	
Recitals	A	This Accession Agreement is supplemental to Shareholders Agreement dated [insert date] between the Company, [insert name of other parties] (**"Shareholders Agreement"**).
	B	The Transferor has agreed to sell and the Transferee has agreed to purchase [ ] Equity Securities in the Company.
	C	Under clause [ ] of the Shareholders Agreement, before it is registered as a holder of any Equity Securities, the Transferee must become a party to the Shareholders Agreement, by entering into an agreement in the form of this Accession Agreement.
	E	The Continuing Shareholder has agreed to the transfer of the relevant Securities to the Transferee, subject to the Transferee entering into this Accession Agreement.
Governing law	Hong Kong	
Date of agreement	See Signing page	

Accession Agreement

General terms

1 Definitions and Interpretation

1.1 Defined terms

The defined terms used in this agreement have the same meaning as those used in the Shareholders Agreement except that, **"Effective Date"** means the date referred to in clause 2(b) of this agreement.

1.2 Interpretation

Clause 1 of the Shareholders Agreement applies in the interpretation of this agreement.

2 Undertakings by the Transferee

The Transferee:

(a) confirms that it has been supplied with a copy of the Shareholders Agreement;

(b) undertakes to the parties to the Shareholders Agreement (whether original or by accession) to observe, perform and be bound by all the terms of the Shareholders Agreement to the intent and effect that the Transferee is taken from the date on which it is registered as a Shareholder to be a party to the Shareholders Agreement (**"Effective Date"**); and

(c) irrevocably appoints the Company as its agent and attorney with power to execute any Accession Agreements to be entered into pursuant to clause [•] of the Shareholders Agreement.

3 Address for Notices

For the purposes of the Shareholders Agreement, the address of the Transferee to which all notices must be delivered (until substituted in accordance with clause 31 of the Shareholders Agreement) is:

[insert details of address].

4 Costs and stamp duty

4.1 Costs

The costs of the Company arising out of the negotiation, preparation and execution of the Accession Agreement will be borne by the Transferee. In all other respects, each party must bear its own costs arising out of the negotiation, preparation and execution of this agreement.

4.2 Stamp duty

All stamp duty (including fines, penalties and interest) which may be payable on or in connection with this agreement, any instrument executed under this agreement, and in respect of a transaction evidenced by the agreement must be borne by the Transferee. The Transferee must indemnify the other parties to this agreement on demand against any liability for that stamp duty.

5 Governing law

This agreement is governed by the laws of Hong Kong. Each party submits to the non-exclusive jurisdiction of the courts of Hong Kong to support and assist the arbitration process pursuant to clause 30 of the Shareholders Agreement, including if necessary to grant interlocutory relief pending the outcome of that process.

EXECUTED as an agreement.

Schedule 6 - Fair Market Value

1 Fair Market Value of Qujing Gas

1.1 Determination of Fair Market Value of Qujing Gas

The fair market value of Qujing Gas means the amount calculated as A in the following formula:

A = (LTM EBITDA x Multiple) – Outstanding Debt + Surplus Cash

where:

i LTM EBITDA means Earning Before Interest, Tax, Depreciation and Amortisation for the last rolling 12 month period at the time of the calculation;

ii Multiple is 6 or such number agreed by both parties;

iii Outstanding Debt including all outstanding debt and borrowings, long term or short term, recognised in Qujing Gas' books of account, along with accrued but unpaid interest, at the time of the calculation, and

iv Surplus Cash including cash held in bank and/or debt service account at the time of the calculation.

Shareholders Agreement

SIGNED by AMP Capital Asian Giants Infrastructure Fund:

The Common Seal of

Shareholders Agreement

Signing page

DATED: ____________________

SIGNED by Yuchuan Liu

as authorised representatives for
SINO GAS CONSTRUCTION LIMITED
in the presence of:

....
Signature of witness

YUGANG ZHANG
....
Name of witness (block letters)

....
By executing this Shareholders Agreement, the signatory warrants that the signatory is duly authorised to execute this agreement on behalf of **SINO GAS CONSTRUCTION LIMITED**

SIGNED by Yuchuan Liu

....
as authorised representatives for
SINO GAS INTERNATIONAL HOLDINGS INC.
in the presence of:

....
Signature of witness

YUGANG ZHANG
....
Name of witness (block letters)

....
By executing this Shareholders Agreement, the signatory warrants that the signatory is duly authorised to execute this agreement on behalf of **SINO GAS INTERNATIONAL HOLDINGS INC.**